Exhibit 99.1

BrainStorm Strengthens Management Team with Appointment of Ralph Z. Kern, MD, MHSc as Chief Operating Officer and Chief Medical Officer

Brings 10+ years Biotech and Pharmaceutical Industry Experience; Prior Academic Positions Include Consultant Neurologist Role at Mount Sinai Hospital, Toronto, Canada.

HACKENSACK, N.J. and PETACH TIKVAH, Israel, March 6, 2017 — BrainStorm Cell Therapeutics Inc. (NASDAQ: BCLI), a leading developer of adult stem cell technologies for neurodegenerative diseases, announced today the appointment of Ralph Z. Kern, MD, MHSc to the positions of Chief Operating Officer and Chief Medical Officer, effective March 6, 2017. He joins BrainStorm Cell Therapeutics from Biogen, where he is currently Senior Vice President and Head of Worldwide Medical. His previous industry appointments include Head of Neuroscience Medical Unit at Novartis and Global Medical Director of Personalized Genetic Health at Genzyme Corporation.

“We are very excited to have Dr. Kern join our company as we advance our ALS clinical program and prepare for the start of Phase 3 testing of NurOwn®,” said Chaim Lebovits, President and Chief Executive Officer of BrainStorm Cell Therapeutics. “Dr. Kern brings to our company a unique combination of program management skills and medical expertise in neuroscience from his tenure as a successful corporate executive at Biogen, Novartis and Genzyme and an effective educator and ALS patient advocate from his service as neurology program director at the University of Toronto. We are very fortunate to have someone of his caliber and record of achievement join our team.”

“I am thrilled to join BrainStorm and advance the Phase 3 program for NurOwn to seek an effective solution for ALS patients and their families,” said Dr. Kern. “I am confident that BrainStorm will become the world leader in adult stem cell therapies for neurodegenerative disorders.”

Dr. Kern is an influential leader, consensus builder, and strategic advisor with expertise translating science into global solutions for patient care. He was most recently Senior Vice President and Head of Worldwide Medical at Biogen, where he was a powerful contributor to Biogen’s reputation as a world leader in biopharmaceutical innovation. He helped define the company’s therapeutic area and medical/scientific strategies for Alzheimer’s disease, multiple sclerosis, spinal muscular atrophy, Parkinson’s, neuro-degeneration, and hemophilia.

From 2011 to 2014, Dr. Kern was Vice President and Head of Neuroscience Medical Unit at Novartis, where he developed and directed strategy, budget, and advanced medical-commercial governance model for neuroscience.  His team executed the medical and strategic plan for Gilenya®, currently administered to more than 150,000 patients worldwide.

From 2006 to 2011, Dr. Kern was Global Medical Director of Personalized Genetic Health at Genzyme Corporation (now Sanofi Genzyme) where he championed global medical affairs and medical and scientific activities for Fabry disease life cycle management. From 2003 to 2006, he was University Neurology Program Director at the University of Toronto, where he developed the curriculum for post-graduate education in neurology and neurology bioethics, defined and evaluated training requirements for students and faculty, and directed all operations of neurology post-graduate academic programs.

Previously, he was a Neurologist Consultant at Mount Sinai Hospital, where he played a central role in identifying and publishing the first scientific description of central nervous system complications from the West Nile Virus epidemic in 2003. From 1988 to 2001, he was Director, EMG, EEG, and Evoked Potential Laboratory at The Credit Valley Hospital, where he served on the Medicine Executive Committee and facilitated principal-investigator clinical trials for headache, epilepsy, and stroke.

Dr. Kern studied in the undergraduate Neurophysiology program at McGill University, received a Doctor of Medicine from Queen’s University, completed post-graduate studies in neurology and neurophysiology at McGill University and a Master of Health Sciences (MHSc in Health Administration) from the University of Toronto.

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. is a biotechnology company engaged in the development of first-of-its-kind adult stem cell therapies derived from autologous bone marrow cells for the treatment of neurodegenerative diseases. The Company holds the rights to develop and commercialize its NurOwn technology through an exclusive, worldwide licensing agreement with Ramot, the technology transfer company of Tel Aviv University. NurOwn has been administered to approximately 75 patients with ALS in clinical trials conducted in the United States and Israel. In a randomized, double-blind, placebo-controlled clinical trial conducted in the U. S., a clinically meaningful benefit was demonstrated by higher response to NurOwn compared with placebo. For more information, visit the company's website at www.brainstorm-cell.com.

Safe-Harbor Statement

Statements in this announcement other than historical data and information constitute "forward-looking statements" and involve risks and uncertainties that could cause BrainStorm Cell Therapeutics Inc.'s actual results to differ materially from those stated or implied by such forward-looking statements. Terms and phrases such as "may", "should", "would", "could", "will", "expect", "likely", "believe", "plan", "estimate", "predict", "potential", and similar terms and phrases are intended to identify these forward-looking statements. The potential risks and uncertainties include, without limitation, risks associated with BrainStorm's limited operating history, history of losses; minimal working capital, dependence on its license to Ramot's technology; ability to adequately protect the technology; dependence on key executives and on its scientific consultants; ability to obtain required regulatory approvals; and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. These factors should be considered carefully, and readers should not place undue reliance on BrainStorm's forward-looking statements. The forward-looking statements contained in this press release are based on the beliefs, expectations and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management's beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Gilenya® is a registered trademark of Novartis.

CONTACTS

Media:

Uri Yablonka,

Brainstorm Cell Therapeutics Inc.

Phone: (646) 666-3188

uri@brainstorm-cell.com

Investors:

Michael Rice

LifeSci Advisors, LLC

Phone: 646-597-6979

mrice@lifesciadvisors.com